AMENDMENT NO. 2
to
THE PURCHASE AGREEMENT DATED NOVEMBER 25, 2008

Concluded by and between:

Milan Gottwald,
birth identification number 750219/5327,
Tax Id. No.: CZ 7502195327
residing at: Náklo 334, Postal Code: 783 32
account No. 6319656084/2700, kept by UniCredit Bank Czech Republic, a.s.
(hereinafter the “Seller”)
on the one part

and

SENDIO s.r.o.
Id. No.: 281 64 440,
Tax Id. No.: CZ28164440
with its registered office: Olomouc, Holická 156/49, Postal Code 77900, registered in the Commercial Register kept by the Regional Court in Ostrava in Section C, Inset 43097,
represented by Philip Glyn Styles and William Duncan Troy, Executives of the company
(hereinafter the “Buyer”)
on the other part

(the Seller and the Buyer are hereinafter jointly referred to as the “Parties”)

The Parties agreed on the following Amendment No. 2 to the Purchase Agreement dated November 25, 2008:

Article I.
Introductory Provisions

1.1
On November 25, 2008 the Seller and the Buyer concluded the Purchase Agreement, pursuant to which, and subject to agreed conditions and payment of the agreed purchase price, certain Seller’s real estates in the cadastral area of Hodolany, the municipality of Olomouc, registered in the Land Registry kept by the Cadastral Authority for the Olomouc Region, Olomouc cadastral workplace, on title sheet (LV) No. 2978, shall be transferred to the Buyer (hereinafter the “Purchase Agreement”).

1.2
On March 18, 2009 the Seller and the Buyer concluded the Amendment No. 1 to the Purchase Agreement (hereinafter the “Amendment No. 1”) due to default of the Buyer and his request for postponement of the term of payment of the installment (advance payment) of the purchase price pursuant to Art. III (2) (i) of the Purchase Agreement in the amount of CZK 11,000,000.00 (payable on February 28, 2009), or for modification of the entire payment schedule of the purchase price. Pursuant to the Amendment No. 1 it was agreed that the Buyer should pay the respective installments (advance payments) originally set out by the Art. III. (2) (i), (ii) and (iii) of the Purchase Agreement, i.e. installments in the total amount of CZK 16,500,000.00 (in words: sixteen million five hundred thousand Czech crowns), as follows:

(i)	installment in the amount of CZK 1,000,000.00 (in words: one million Czech crowns) was paid by the Buyer prior to execution of the Amendment No. 1; and

(ii)	installment in the amount of CZK 15,500,000.00 (in words: fifteen million five hundred thousand Czech crowns) was to be paid by the Buyer on May 14, 2009 at the latest,

while the remaining payment conditions agreed in the Purchase Agreement, in particular the payment method, as well as securing of the payments, remained unaffected. The remaining installments (advance payments) of the purchase price pursuant to the Art. III. (2) (iv) and (v) of the Purchase Agreement remained unaffected by the Amendment No. 1.

1.3
Prior to the term of payment of the installment (advance payment) of the purchase price in the amount of CZK 15,500,000.00 (in words: fifteen million five hundred thousand Czech crowns), pursuant to the Amendment No. 1 payable on May 14, 2009, the Buyer again initiated negotiations with the Seller of further postponement of the said term of payment, or of further modification of the entire payment schedule of the purchase price.

1.4
Due and timely payment of installment (advance payment) of the purchase price in the amount of CZK 15,500,000.00 (in words: fifteen million five hundred thousand Czech crowns) pursuant to the Amendment No. 1 payable on May 14, 2009 was condition for non-application of the Buyer’s penalty claims pursuant to Art. XIII of the Purchase Agreement, corresponding to the contractual fine in the amount of CZK 17,500,000.00 and/or claiming of the indemnification exceeding the amount of the contractual fine up to the amount of CZK 26,000,000.00 and/or withdrawal from the Purchase Agreement (hereinafter the “Penalty claims”). The Buyer did not pay the said installment (advance payment) of the purchase price in the amount of CZK 15,500,000.00. Therefore, the Seller called upon the Buyer by letter of May 15. 2009 to pay the installment of the purchase price in the amount CZK 15,500,000.00 and by letter of May 21, 2009 to pay the contractual fee in the amount of CZK 17,500,000.00.

1.5
The Buyer hereby acknowledges its obligation to pay to the Seller the contractual fine in the amount of CZK 17,500,000.- (in words: seventeen million five hundred thousand Czech crowns), which has arisen pursuant to Art. XIII (1) (ii) of the Purchase Agreement due to the failure of the Buyer to pay the partial installment on the purchase price under Art. III (2) (i) of the Purchase Agreement in the amount of CZK 11,000,000 by February 28, 2009, alternatively due to the failure of the Buyer to pay the partial installment on the Purchase Price under Art. I (1.2) of the Amendment No. 1 to the Purchase Agreement in the amount of CZK 15,500,000.- by May 15, 2009, as demanded by the Seller´s notice dated May 21, 2009.

1.6
Furthermore, the default of the Buyer with the payment of the installment (advance payment) of the purchase price constituted the right of the Seller to claim the payment of the purchase price via guarantee provided by parent company of the Buyer pursuant to the Art. VI (2) of the Purchase Agreement, i.e. pursuant to the guarantor’s declaration of the company VU1 Corporation, seated at 557 Roy Street, Suite 125, WA 98109, U.S.A. (registered at San Mateo, Gateway Drive, Suite 200 1840, 944 04, CA, U.S.A.) of November 24, 2008 (hereinafter the “Guarantor’s declaration”).

1.7
The Seller and the Buyer agreed on basic principles of amendment of the Purchase Agreement and on May 29, 2009 carried out the “Memorandum of Contracting Parties on the Initiation of Negotiation on the Contracts Modification and on the Temporary Respite of Claims” and on June 3, 2009 executed the Principal Conditions Related to the Amendments to the Lease Contract of May 28, 2008 and Purchase Agreement of November 25, 2008.

Article II.
Amendment of and changes to the Purchase Agreement

2.1
In consideration of the fact that due to the default of the Buyer the original agreement of the Parties, pursuant to which the Buyer should have became the exclusive owner of the real estates in question, will not be fulfilled, the Parties agree on the below stipulated amendments of and additions to the Purchase Agreement, which ensue from the agreements made in the “Memorandum of Contractual Parties on Initiation of Negotiation on the Contracts Modification and on the Temporary Respite of Claims”, and the “Head of Terms related to amendments to the Lease Contract dated May 28, 2008 and the Purchase Contract dated November 25, 2008”, and that reflect the fact that both Parties are still interested in continuation of the concluded contractual relationship, however under revised conditions, and also complete the transfer of the ownership of the real estate in question pursuant to the below agreed schedule.

2.2	The Parties agreed that the Purchase Agreement is hereby amended and changed as follows:

•	The following sentence is hereby amended to Recital A. of the Preamble:

“The validity of the Lease Contract expired on June 30, 2009. On November 30, 2009, the Parties concluded new lease contract under which the Buyer shall lease the Premises in the period from December 1, 2009 to June 30, 2011 (hereinafter the “New Lease Contract”).”

•	Recital D. of the Preamble shall read:

“D. On November 25, 2009 the Buyer, the Seller and UniCredit Bank Czech Republic, a.s., with its registered office: Prague 1, Na Příkopě 858/20, Postal Code 111 21, Id. No.: 649 48 242 (hereinafter the “Escrow Agent”), concluded an escrow agreement (hereinafter the “Escrow Agreement”), providing, inter alia, for establishment of escrow account No. 2101989486/2700 (hereinafter the “Escrow Account”), which shall be used exclusively for the purposes described in the Escrow Agreement.”

•	In Recital G. of the Preamble the date “July 1, 2009” is hereby replaced by “July 1, 2011”.

•	The following sentence is hereby amended to Art. III (1):

“The Parties hereby declare and confirm that the Buyer paid into the Escrow Account the following installments on the Purchase Price:

a)	on March 9, 2009 the amount of CZK 1,000,000.- (in words: one million Czech crowns);
b)	on June 6, 2009 the amount of CZK 645,834.- (in words: six hundred forty-five thousand eight hundred thirty-four Czech crowns);
c)	on July 20, 2009 the amount of CZK 645,834.- (in words: six hundred forty-five thousand eight hundred thirty-four Czech crowns);
d)	on August 27, 2009 the amount of CZK 645,834.- (in words: six hundred forty-five thousand eight hundred thirty-four Czech crowns);
e)	on September 25, 2009 the amount of CZK 645,834.- (in words: six hundred forty-five thousand eight hundred thirty-four Czech crowns);
f)	on November 3, 2009 the amount of CZK 645,834.- (in words: six hundred forty-five thousand eight hundred thirty-four Czech crowns);

•	Art. III (2) shall read:

“2. The Buyer agrees to deposit the balance of the Purchase Price for the Real Estate in the Escrow Account in individual installments as follows:

(i)
the amount of CZK 12,270,846 (in words twelve million two hundred seventy thousand eight hundred forty-six Czech crowns) shall be paid into the Escrow account in 19 (nineteen) equal monthly installments of CZK 645,834.- (in words six hundred and forty-five thousand eight hundred and thirty-four Czech crowns); each monthly installment is due on the first Monday of particular calendar month starting from December 2009.

(ii)
 the amount of CZK 156,332,316.- (in words: one hundred and fifty-six million three hundred two thousand three hundred sixteen Czech crowns) shall be paid by the Buyer into the Escrow Account (subject to a possible change pursuant to Art. III (6) hereof) at the latest by June 30, 2011. For the avoidance of doubt the Parties declare that this amount includes the payment pursuant to Art. VI (2) (i) hereof.”

•	Art. III (5) shall read:

“5. The terms and conditions of payment of part of the Purchase Price in the amount of CZK 175,000,000.00 by the Buyer into the Escrow Account, as well as the terms and conditions of release of the money from the Escrow Account, are described in Art. III (7) and in Art. IX.. hereof and also in the Escrow Agreement, as amended.”

•	In Art. III (6) the words “in (iv) and (v)” shall be deleted from the first sentence.

•	The following Section 7 is an amendment to Art. III:

“7. The Buyer hereby agrees to release up to one half of the currently due amount of the Loan (including all accessories) in May 2010 (or at other suitable time anticipated in the Escrow Agreement, as the case may be) from the Escrow Account into the Seller´s bank loan account, no. 20001-6319656084/2700, kept by the Escrow Agent. The amount represents an extra installment on the Loan. Furthermore, the Buyer agrees to release up to the whole of the currently due amount of the Loan (including all accessories) in May 2011 (or at other suitable time anticipated in the Escrow Agreement, as the case may be) from the Escrow Account into the Seller´s bank loan account, no. 20001-6319656084/2700, kept by the Escrow Agent. The amount represents an extra installment on the Loan.”

•	Art. IV (1) (k) shall read:

“(k) The Seller undertakes, subject to due and timely fulfillment of the Buyer´s payment obligations under this Agreement, to pay the installments on the Loan in the full amount and in a timely manner, as agreed in the Loan Agreement specified in Recital C. hereof.”

•	The following Section 5 is an amendment to Art. IV:

“5. The Buyer represents and certifies that as of the day of execution of this Amendment No. 2 the Buyer is not aware of any breach of the Seller’s representations mentioned in this Agreement and that as of this day right to withdraw from this Agreement has not accrued to the Buyer and that the Buyer is not aware that right for contractual penalty or compensation of damage has accrued to the Buyer as of this day.”

•	In Art. V (1) the date “June 30, 2009” is hereby replaced by “June 30, 2011”.

•	In Art. V (2) the text “pursuant to Art. III (2) (i) to (iii)” in the second sentence is replaced by the text “pursuant to Art. III (2) (i).”

•	Art. VI (2) shall read:

“2. The Buyer agrees to provide the Seller on the third business day following the execution of the Amendment No. 2 to this Agreement at the latest, with legal guarantees in order to secure the Buyer’s obligations under this Agreement in the form of:

(i)
payment of the amount of CZK 2,167,668.-, into the Escrow Account, from where it should be released in accordance with the rules of settlement described in Art. XIII (1) hereof and also in the Escrow Agreement, or it shall be offset against the amount of Purchase price for the Real Estates and paid to the Seller in accordance with the conditions set out in Art. IX (1) (i) hereof and in the Escrow Agreement.

The Buyer certifies the validity of the guarantor’s declaration issued by the Buyer’s parent company, i.e. VU1 Corporation, of November 24, 2008, in the amount of CZK 13,500,000.- (thirteen million five hundred thousand Czech crowns), the purpose of which is to secure the Buyer’s obligations pursuant to Art. III (2) (i) hereof. The Buyer shall procure without undue delay after execution of this Amendment No. 2 to this Agreement a legal opinion of the legal representatives of VU1 Corporation confirming the validity and enforceability of the guarantor’s declaration specified in this paragraph with respect to the claims resulting from this Agreement as amended by the Amendments Nos. 1 and 2.”

•	The following sentence is hereby amended to Art. VII (1) (ii):

“This condition is deemed fulfilled also in the event of release of the amounts from the Escrow Account to settle the Loan in accordance with Art. III (7) hereof, i.e. in the moment of issuance of the Escrow Agent’s declaration the Escrow Account balance will be decreased by amounts released in accordance with Art. III (7) hereof.”

•	Art. VII (2) shall read:

“2. If the conditions precedent set out in Art. VII (1) hereof are not fulfilled by January 31, 2012 or on a later date agreed in writing by the Parties, this Agreement shall expire and the Purchase Price in the amount deposited in the Escrow Account, including accrued interest, shall be returned to the Buyer and/or to the Seller in accordance with the rules set out in Art. XIII (1) hereof and in the Escrow Agreement. All the rights and obligations of the Parties under this Agreement shall expire upon expiry of this Agreement, except for the rights and obligations of the Parties incurred as a consequence of breach of the obligations following from this Agreement.”

•	In Art. VIII (1) the date “July 1, 2009” is hereby replaced by “July 1, 2011”.

•	Art. IX (1) (i) shall read:

“(i)
 pursuant to the relevant provisions of the Escrow Agreement, the Escrow Agent shall pay to the Seller, from the Escrow Account, the amount of CZK 153,130,000.00 (in words: one hundred and fifty-three million one hundred and thirty thousand Czech crowns) decreased by the amounts paid to the Seller’s bank loan account in accordance with Art. III (7) hereof into the Seller’s account specified in the header hereof and shall submit a written confirmation of this fact to each of the Parties; and subsequently”

•	Art. XII (2) (i), (ii) and (iii) shall read:

“(i)
claim an appropriate discount on the Purchase Price in an amount corresponding to the nature and scope of the defect, which may not exceed in aggregate the amount of CZK 17,500,000.00 (in words: seventeen million five hundred thousand Czech crowns); and/or

(ii)
claim indemnification (including reimbursement of the necessary expenses) exceeding the claim for a discount pursuant to subparagraph (i) above, which may not exceed in aggregate the amount of CZK 26,000,000.00 (in words: twenty-six million Czech crowns), less the actually paid discount pursuant to subparagraph (i) hereof; or

(iii)
withdraw from this Agreement provided that the aggregate amount of the claim for a discount pursuant to subparagraph (i) above has already exceeded the amount of CZK 40,000,000.00 (in words: forty million Czech crowns), with effect as of the date of delivery of the Buyer's notice of withdrawal from this Agreement to the Seller;”

•	Art. XII (3) shall read:

“3. If the Seller breaches the prohibition to donate or exchange the Real Estate or part thereof, to encumber the Real Estate in any manner whatsoever, i.e. create mortgage rights, pre-emption rights (as encumbrances), etc., as he agreed in the third sentence of Art. XIV (4) hereof, the Buyer shall be entitled to:

(i)	withdraw from this Agreement, with effect as of the date of delivery of the Buyer’s notice of withdrawal from this Agreement to the Seller; and/or

(ii)	claim indemnification for damage caused by breach of this obligation, whose amount may not exceed CZK 50,000,000.00 (in words: fifty million Czech crowns).”

•	The following sentence is hereby amended to Art. XII (6):

“This shall not apply to factual defects which have their origin in the period commencing at the moment when the Buyer, on the basis of the Lease Contract and/or another legal title, took over the Premises and/or their parts which are affected by such factual defect.”

•	The following Section 11 is an amendment to Art. XII:

“11. If the Buyer raises any of its claims pursuant to Art. XII, the Seller´s claim to payment of the contractual fine in the amount of CZK 17,500,000.- (in words: seventeen million five hundred thousand Czech crowns) arising from the Buyer´s default with payment of the installments (advance payments) on the Purchase Price in the period before June 30, 2009, will be due. The Seller shall be entitled to offset this claim against any of the Buyer´s claims pursuant to Art. XII.”

•	The following Section 12 is an amendment to Art. XII:

“12. If  the Buyer withdraws from this Agreement in accordance with Art. XII (1 – 3) hereof and that the Seller shall have the obligation to reimburse the Buyer for any payments made under this Agreement (particularly installments / advance payments on the Purchase Price pursuant to Art. III hereof), the Seller shall have the right to offset the amount of CZK 17,500,000.- (in words: seventeen million five hundred thousand Czech crowns), which represents compensation of contractual fines, damages, default interests and any other costs accrued by the Seller pursuant to this Agreement as of November 11, 2009. In such case the Parties have agreed (also for the purpose of settlement of the claims receivable of the Seller against the Buyer arising from the Buyer’s breach of this Agreement during the period before June 30, 2009) on the manner of payment of the parts of the Purchase Price in the amount deposited in the Escrow Account or, as the case may be, on the manner of settlement of the possible claim of the Buyer for reimbursement of the advance payments (or individual installments) on the Purchase Price pursuant to Art. III (1) and Art. III (2) (i) and (ii) hereof, as follows:

a)
the paid advance payment, or, as the case may be, the first installment on the Purchase Price in the amount of CZK 4,000,000.00 (in words: four million Czech crowns) paid by the Buyer to the Seller prior to the execution hereof pursuant to Art. III (i) hereof shall not be reimbursed to the Buyer and shall belong to the Seller as partial reimbursement of the expenses incurred in connection with unavailing performance of the obligations pursuant to this Agreement, i.e. clearance of the parts of the Real Estate occupied by third parties, particularly by the company MATTES TRADING s.r.o., which reimbursement the Buyer fully admits. The effectiveness of the admission is bound to the delivery of notification of Buyer’s withdrawal from this Agreement pursuant to Art. XII (1) to (3);

b)
other performance based on this Agreement (especially the installments/advance payments on the Purchase Price pursuant to Art. III. hereof) after set-off of the amount mentioned in Art. XII (12) in the amount of CZK 17,500,000.- (in words: seventeen million five hundred thousand Czech crowns) which represents lump-sum compensation of contractual fines, damages, default interests and all costs accrued by the Seller pursuant to this Agreement before November 30, 2009, shall be returned to the Buyer from the Escrow Account;

c)
in the event that the funds in the Escrow Account are not sufficient for the Buyer’s reimbursement (particularly if the partial settlement of the Loan occurs in accordance with Art. III (7) hereof), and such insufficiency establishes the obligation of the Seller to return the performance (payment) directly from the Seller’s own funds, the Seller shall be entitled to pay this amount to the Buyer in six equal monthly installment payments, of which the first shall be payable on 25th day of the month following after the delivery of the notification on Buyer’s withdrawal from this Agreement in accordance with paragraphs 1 to 3 of Art. XII.

The Buyer’s claims that will accrue from this Agreement in the future are not affected by the aforesaid.

•	Art. XIII (1) shall read:

“1. If the Buyer is in delay in any advance payment on the Purchase Price pursuant to Art. III. hereof for a period exceeding 5 (five) business days, the Seller, having requested the Buyer in writing that he pay the relevant advance payment on the Purchase Price at the latest within three (3) business days, which request has not been satisfied, shall be entitled to:

(i)
from the 8th (eighth) day of the delay (including such 8th day) onwards claim contractual fine of (A) 60 per cent p.a. (sixty per cent per annum) from the due amount for the period of the delay in case of the delay in the payment pursuant to Art III (2) (i) hereof, or, as the case may be, (B) 36 per cent (thirty-six per cent per annum) from the due amount for the period of the delay in case of the delay in the payment pursuant to Art III (2) (ii) hereof; and/or

(ii)
withdraw from this Agreement effective from the day of delivery of the notification on the Seller’s withdrawal from this Agreement to the Buyer and in case of such withdrawal the Seller may claim payment of the amount of CZK 26,000,000.00 (in words: twenty-six million Czech crowns) which, in such case, the Buyer undertakes to pay and which includes (also for the purpose of settlement of the claims receivable of the Seller against the Buyer arising from the Buyer’s breach of this Agreement during the period before June 30, 2009) the below partial claims:

(a)
compensation of damage in the amount of CZK 4,000,000.00 (in words: four million Czech crowns) which represents partial compensation of damage of the Seller related to unavailing performance of the obligations pursuant to this Agreement, i.e. clearance of the parts of the Real Estate occupied by third parties, particularly by the company MATTES TRADING s.r.o., which compensation the Buyer fully admits. The effectiveness of the admission is bound to the delivery of notification of the Seller’s withdrawal from this Agreement;

(b)
compensation of damage in the amount of CZK 3,500,000.00 (in words: three million five hundred thousand Czech crowns) which represents compensation of loss of profit with respect to loss of open-market rent in the period from May 28, 2008 till June 30, 2009, in which period the Buyer rented the Premises pursuant to the Lease Contract, which compensation the Buyer fully admits. The effectiveness of the admission is bound to the delivery of notification of the Seller’s withdrawal from this Agreement

(c)
compensation of damage in the amount of CZK 1,000,000.00 (in words: one million Czech crowns) which represents compensation of the rest of the damage of the Seller related to unavailing performance of the obligations pursuant to this Agreement (see letter (a) above in this paragraph), which compensation the Buyer fully admits. The effectiveness of the admission is bound to the delivery of notification of the Seller’s withdrawal from this Agreement;

(d)
compensation of damage in the amount of CZK 17,500,000.00 (in words: seventeen million five hundred thousand Czech crowns), which claim has accrued to the Seller in connection with the breach of the Buyer’s obligation to duly pay the advance payments on the Purchase price in the period before June 30, 2009.

The claim described in this subparagraph (ii) shall be payable upon delivery of the notification on Seller’s withdrawal and shall be primarily settled from the funds in the Escrow Account and only after these funds are insufficient, the funds of the Buyer shall be used.

For the avoidance of doubt the Parties have explicitly agreed that in the event of Seller’s withdrawal from this Agreement pursuant to Art. XIII (1) (ii), the Seller’s claim pursuant to Art. XIII (1) (ii) shall be primarily offset against any possible Buyer’s claim for reimbursement of the advance payments (or individual installments) on the Purchase Price pursuant to Art. III (1) and Art. III (2) (i) and (ii) hereof. Possible remaining part of the Purchase Price deposited in the Escrow Account shall be returned to the Buyer only upon set-off of the Seller’s claims pursuant to Art. XIII (1) (ii). In the event of Escrow Agent’s withdrawal in accordance with the Escrow Agreement, these funds shall be immediately paid the credit of the Seller’s and/or Buyer’s account in accordance with the rules set out in Art. XIII (1). For the avoidance doubt the Parties declare that in the event that the funds in the Escrow Account are not sufficient for settlement of the Seller’s claims set out in Art. XIII (1), the Seller shall be entitled to claim and enforce the unpaid part of these claims directly against the Buyer.

•	In Art. XIV (2) the words “Lease Contract“ are hereby replaced by “New Lease Contract”.

•	In Art. XIV (3) the date “July 1, 2009” is hereby replaced by “July 1, 2011”.

•	In Art. XIV (3) the words “Lease Contract“ are hereby replaced by “New Lease Contract”.

•	Art. XIV (4) shall read:

“4. The Seller shall not be entitled to carry out any construction, i.e. construction of new buildings or extensions to the existing buildings, within the Real Estate. Furthermore, the Seller agrees not to carry out any construction modifications that would interfere with the current condition of the Real Estate. Furthermore, without the Buyer’s prior written consent, the Seller shall not be entitled to establish any new easements; to lease further premises, areas, properties and buildings within the Real Estate to third parties; to extend the term (duration) of a lease or modify the lease agreements in any manner whatsoever; to donate or exchange the Real Estate or any part thereof; to encumber the Real Estate in any manner whatsoever, i.e. establish mortgage rights, pre-emption rights (as encumbrances), etc. The Buyer's consent shall not be unreasonably withheld.”

•	Art. XIV (5) shall read:

“5. In the event that the Seller withdraws from this Agreement pursuant to Art. XIII (1) hereof the Parties have explicitly agreed for the avoidance of possible doubt that the Seller shall be entitled to keep in accordance with the Lease Contract all appreciation of and other improvements in the Real Estates (as described in Art. VII (8) of the Lease Contract) that were carried out by the Buyer; the legal title (legal reason) for this claim is compensation of damages that the Seller would incur if it was to pay for such appreciation of or improvements in the Real Estates (as described in Art. VII (8) of the Lease Contract) to the Buyer despite the fact that it would occur as a result of breach of the contractual obligations of the Buyer (the claim of the Buyer for payment for appreciation and improvements shall be offset against the claim of the Seller for compensation of damages).”

•	In Art. XIV (8) the date “June 15, 2009” is hereby replaced by “June 15, 2011”.

•	In Art. XIV (8) the text “(iv) and (v)” shall be removed from the first sentence.

•	The following Section 9 is an amendment to Art. XIV:

“9. The Seller shall have the right to offer and sell the Real Estate and/or its parts to third parties (hereinafter the “Third Parties”) and to execute with the Third Parties purchase agreement and/or an agreement on a future purchase agreement. In such event, the Seller shall have the right to withdraw from this Agreement, which will come into effect as of the date of delivery of the Seller’s notice of withdrawal from this Agreement to the Buyer. In such case of withdrawal, the Seller shall return to the Buyer all advance payments on the Purchase price pursuant to Art. III hereof. If the amount deposited in the Escrow Account exceeds CZK 90,000,000 (in words: ninety million Czech crowns), the Seller shall not be entitled to withdraw from this Agreement pursuant to this Section.”

•	The following Section 10 is an amendment to Art. XIV:

“10. The Seller waives all his claims to payment of contractual fines, damages and any other costs accrued in connection with this Agreement in the period before November 30, 2009, including their accessories. The effectiveness (legal consequences) of this waiver are subject to withdrawal from this Agreement by the Buyer, pursuant to Art. XIV (9) hereof.”

•	The following Section 11 is an amendment to Art. XIV:

“11. All Seller’s claims to payment of contractual fines, damages and any other costs accrued in connection with this Agreement in the period before November 30, 2009 shall cease to exist in the moment when the Escrow Agent pays to the Seller the so far unpaid part of the Purchase Price from the Escrow Account pursuant to Art. IX (1) (i) and (iii).”

Clause III.
Miscellaneous

3.1
The Parties declare and confirm that the Buyer has been in default with payment of the advance payments on the Purchase Price. In the “Memorandum of Contracting Parties of the Initiation of Negotiation on the Contracts Modifications and on the Temporary Respite of Claims” dated May 29, 2009 the Seller agreed not to exercise, during the period of negotiations on the Amendment to the Purchase Agreement, however, six weeks from the day of signature of the Memorandum at the latest, his rights to payment of the Penalty claims and his rights following from the Guarantor’s declaration, which are based on the Buyer´s default with the payment of the advance payments on the Purchase Price. The Parties have also agreed that should the Buyer pay the advance payments on the Purchase Price specified in Art. III (2) of the Purchase Agreement, as amended by this Amendment No. 2, duly and on time, the Seller will keep refraining from his rights, unless stipulated in the Purchase Agreement expressly otherwise. The Parties hereby expressly declare and acknowledge that in the case that the Buyer fails to pay any advance payment on the Purchase Price specified in Art. III (2) of the Purchase Agreement, as amended by this Amendment No. 2 (i.e. any of the monthly installments of CZK 15,000,000.- specified in Art. III (2) (i) as well as the remaining part of the Purchase Price specified in Art. III (2) (ii) of the Purchase Agreement, as amended by this Amendment No. 2) the Seller shall have the right to exercise all his Penalty claims and his rights under the Guarantor´s declaration.

3.2
The Buyer undertakes to reimburse the Seller, without undue delay from their account and evidencing by the Seller, for all costs incurred by the Seller in connection with prolongation of the Loan specified in Art. V (2) of the Purchase Agreement. This undertaking applies both to the existing as well as to the future costs, which will occur in consequence of the change of Art. III (2) of the Purchase Agreement made through this Amendment No. 2.

3.3
The Parties undertake to negotiate and conclude with UniCredit Bank Czech Republic, a.s., with its registered office at Prague 2, Na Příkopě 858/20, Postal Code 111 21, Id. No. 649 48 242, an amendment to the Escrow Agreement dated November 25, 2008, which shall implement the changes of the Purchase Agreement made through this Amendment No. 2. All charges and other expenses related to the conclusion of said amendment to the Escrow Agreement shall be borne by the Buyer.

Clause IV.
Final Provisions

4.1
This Amendment No. 2 contains the entire agreement of the Parties with respect to the changes of the Purchase Agreement. No other agreement, declaration or covenant made by any of the Parties that is not contained herein shall be binding on the Parties in relation to the subject of this Amendment No. 2. This Amendment No. 2 cancels and replaces all previous contracts, agreements, declarations, covenants or promises related to the subject matter of this Amendment No. 2 made by any of the Parties prior to the conclusion hereof. This shall not apply to those provisions of the Purchase Agreement which are not being changed or amended by this Amendment No. 2. Article headings are included for convenience of reference only and shall in no respect whatsoever serve for interpretation of the terms and provisions hereof.

4.2
This Amendment No. 2 has been drawn up in seven (7) counterparts, of which each of the Parties shall obtain one (1) counterpart immediately after conclusion hereof, one (1) counterpart shall be sent to the Escrow Agent and four (4) counterparts hereof shall be attached to the relevant application for registration of the Buyer’s ownership title to the Real Estate in the relevant Land Registry. The Parties acknowledge that their signatures shall be notarized on the counterparts of this Amendment No. 2 intended for the Parties and also on one (1) counterpart hereof that is intended for the Land Registry.

4.3
The Parties hereby declare and confirm that all the terms and conditions of this Amendment No. 2 changing the Purchase Agreement have been concluded seriously, definitely and comprehensibly, based on their free will and not under unfavorable terms and conditions. In witness thereof, they affix their signatures.

/s/ Milan Gottwald	/s/ Philip Glyn Styles
Milan Gottwald	SENDIO s.r.o.
In Olomouc, Czech Republic, on December 2, 2009	acting through Philip Glyn Styles, Executive
In Olomouc, Czech Republic, on December 2, 2009

/s/ William Duncan Troy
SENDIO s.r.o.
acting through William Duncan Troy, Executive
In Olomouc, Czech Republic, on December 2, 2009